Exhibit 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 477-9800 (310) 231-8663 Fax Contact: Sean Collins, Senior Partner

FOR IMMEDIATE RELEASE:

The Sands Regent Receives Notice of Potential Delisting

Due to Delayed 10K Filing, Plans to Request Hearing

Reno, Nevada- October 23, 2006- The Sands Regent (Nasdaq: SNDS) announced that on October 17, 2006, the Company received notice from The NASDAQ Stock Market, Inc. Listing Qualifications Staff that the Company’s securities are subject to potential delisting from The NASDAQ Stock Market as of October 26, 2006 due to the Company’s failure to file its annual report on Form 10-K for the year ended June 30, 2006 on a timely basis.

On October 17, 2006, the Company filed a Form 8-K with the Securities and Exchange Commission describing certain accounting errors that will be restated in its Form 10-K for the year ended June 30, 2006 pending completion of a restatement of its financial statements for the years ended June 30, 2004 and June 30, 2005. The restatement involves correcting errors in the Company’s accounting for deferred taxes, tax liabilities and tax provisions for certain fiscal years prior to July 1, 2003 and in the years ended June 30, 2004 and 2005, as well as errors in the classification of cash vs. short-term debt balances for the year ended June 30, 2005. The Company currently cannot estimate when it may file its Form 10-K for the year ended June 30, 2006, but will do so as soon as practicable following completion of the restatement of previously issued financial statements.

Because of this delay, the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), which requires the timely filing with NASDAQ of all reports and other documents filed or required to be filed with the Securities and Exchange Commission.

The Company expects to make a timely request for hearing before a NASDAQ Listing Qualifications Panel to request continued listing on The NASDAQ Capital Market until the Company files its Form 10-K for the year ended June 30, 2006. In its notification letter, the NASDAQ Listing Qualifications Staff informed the Company that this request will result in a postponement of the delisting pending the Panel’s decision. However, the Company can provide no assurance that the Panel will grant its request for continued listing.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, Rail City Casino in Sparks, Nevada and the Depot Casino and the Red Hawk Sports Bar in Dayton, Nevada.

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company’s property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

On September 1, 2005, The Sands Regent completed the acquisition of two privately held casino properties in Dayton, NV, the Depot Casino and the Red Hawk Sports Bar. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, two restaurants and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the filing of the Company’s annual report on Form 10-K for the year ended June 30, 2006, compliance with NASDAQ listing requirements, the potential de-listing of the Company’s securities, the future performance of the Company’s management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2005, subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the Company’s subsequent processes, such as the filing of its annual report for the year ended June 30, 2006, or compliance with additional NASDAQ listing requirements, will be completed or that the Company will retain its listing on The NASDAQ Capital Market. In addition, the Company’s financial results and stock price may suffer as a result of a NASDAQ delisting determination. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Senior Partner

CCG Investor Relations

(310) 477-9800

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